                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             GENERAL RE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                             GENERAL RE CORPORATION

                              695 EAST MAIN STREET
                        STAMFORD, CONNECTICUT 06904-2351

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 23, 1997

     The annual meeting of the stockholders of General Re Corporation will be held on May 23, 1997 at 9:00 a.m. at the offices of the Corporation, 695 East Main Street, Stamford, Connecticut for the following purposes:

          (1) To elect directors;

          (2) To consider and act upon a proposal to ratify the selection of independent public accountants; and

          (3) To transact any and all other business which may properly come before the meeting.

     Only stockholders of record at the close of business on March 26, 1997 are entitled to notice of and to vote at this meeting or any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY/DIRECTION CARD(S) AND RETURN THE PROXY/DIRECTION CARD(S) PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                           Charles F. Barr, Secretary

Stamford, Connecticut
March 28, 1997

                             GENERAL RE CORPORATION

                              695 EAST MAIN STREET
                        STAMFORD, CONNECTICUT 06904-2351

                                PROXY STATEMENT

SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the annual meeting of stockholders to be held on May 23, 1997. The proxy, when properly executed and received by the Secretary prior to the meeting, will be voted unless revoked. Any stockholder giving a proxy has the power to revoke it at any time prior to voting by a later dated proxy, notice in writing or attendance at the meeting and election to vote in person. Except to the extent that contrary instructions are given by stockholders, it is the intention of the persons named in the proxy to vote as follows:

          (1) For the election of each nominee named under the caption "Election of Directors";

          (2) For the proposal to ratify the selection of independent public accountants; and

          (3) In the discretion of the proxies, on any other matters that may properly come before the meeting.

     This proxy statement and the accompanying proxy/direction card(s) are being mailed on or about March 28, 1997. Only stockholders of record on the books of the Corporation at the close of business on March 26, 1997 will be entitled to vote at the annual meeting. On that date, there were 80,818,987 shares of common stock, $.50 par value (the "Common Stock"), issued and outstanding and 1,709,437 shares of convertible preferred stock, no par value (the "Preferred Stock"), issued and outstanding. Each holder of shares of Common Stock is entitled to one vote per share. Each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one-tenth of a vote. As of March 26, 1997, each beneficial owner of shares of Preferred Stock is entitled to one vote per share. The presence of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock will constitute a quorum for the transaction of business at the annual meeting, but if a quorum is not present, in person or by proxy, the meeting may adjourn from time to time until a quorum is obtained.

     The affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy at the meeting and entitled to vote, voting together and not as separate classes, is required for the election of directors and the ratification of the selection of independent public accountants. Shares represented by proxies that are marked "ABSTAIN" or "WITHHELD" with respect to a specific matter are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shares represented by proxies which are marked "WITHHELD" with regard to the election of directors will be excluded entirely from the vote and will have no effect. Shares represented by proxies which are marked "ABSTAIN" with respect to the ratification of the selection of independent public accountants will have the effect of a negative vote because this matter requires the affirmative vote of a majority of shares present in person or represented by proxy.

     The proxy/direction card(s) will serve to direct the trustees of the Employee Savings and Stock Ownership Plan of General Re Corporation and its subsidiaries (the "ESSOP") on how to vote shares of the Corporation's Common Stock and Preferred Stock held by such plan. Printed on the proxy/ direction card(s) accompanying this proxy statement, if applicable, is the number of shares of Common Stock and/or Preferred Stock allocated to a participant in such plan. The directions given by the participants will also serve to direct the trustee on how to vote a proportionate number of shares of Preferred Stock held by the trustee which have not been allocated to employee accounts or for which no directions have been received.

BOARD OF DIRECTORS

     The Corporation's By-laws provide that the Board of Directors shall consist of not less than nine nor more than 21 members as established from time to time by the directors or the stockholders pursuant to the provisions of the By-laws, provided that the number of directors in each of the three classes of directors is as nearly equal as possible. The Board of Directors currently consists of 12 members. The members of each class are elected to serve for a term of three years and until their successors are elected, or until the annual meeting of stockholders next following a member's 72nd birthday, or a member's resignation, removal or ineligibility. After the annual meeting of stockholders, the Board of Directors will consist of 11 members because Edward H. Malone, now 72, will retire from the Board.

     Under the present schedule, regular meetings of the Board of Directors are held eight times each year and additional special meetings are called whenever necessary. The Board met nine times in 1996.

     The Board of Directors has established an Executive Committee to exercise the powers of the Board during the intervals between meetings of the Board. The members of the Executive Committee are Ronald E. Ferguson, Chairman, William C. Ferguson, Donald J. Kirk, David E. McKinney, Andrew W. Mathieson and Stephen A. Ross. The Executive Committee did not meet in 1996.

     The Board of Directors has established a Finance Committee to review and monitor the financial affairs of the Corporation, including its investment strategy, capital resources and expenditures, subsidiary and stockholder dividends, foreign currency positions and commercial and investment banking relationships. The Finance Committee's responsibilities also include the review of the actuarial assumptions and annual contributions to the Corporation's pension plans and the selection of trustees, investment managers and independent actuaries for the Corporation's pension plans and the ESSOP. The members of the Finance Committee are Ronald E. Ferguson, Chairman, Walter M. Cabot, Donald J. Kirk, Edward H. Malone, David E. McKinney, Andrew W. Mathieson, Stephen A. Ross and Walter F. Williams. The Finance Committee met six times in 1996.

     The Board of Directors has established an Audit Committee consisting of Donald J. Kirk, Chairman, Lucy Wilson Benson, Kay Koplovitz, Martin G. McGuinn and Walter F. Williams, all of whom are non-employee directors. This Committee oversees management's discharge of its financial reporting responsibilities and recommends appointment of the Corporation's independent public accountants. The Audit Committee met three times in 1996.

     The Board has established a Compensation and Personnel Committee consisting of Andrew W. Mathieson, Chairman, Walter M. Cabot, William C. Ferguson, Kay Koplovitz, Edward H. Malone and David E. McKinney, all of whom are non-employee directors. This Committee approves and reviews with the Board all aspects of the Corporation's human resources (including personnel policies, controls, and compensation and benefit programs), the performance of the senior officers and the compensation of the Chairman, President and senior officers and administers the General Re Corporation 1995 Long-Term Compensation Plan. The Compensation and Personnel Committee met four times in 1996.

     The Board has established a Committee on Directors consisting of non-employee directors William C. Ferguson, Chairman, Lucy Wilson Benson, Martin
G. McGuinn and Andrew W. Mathieson to recommend board committee structure, recommend a plan of compensation and benefits for non-employee directors, establish criteria for selection of directors, review directors' performance and propose nominees for election to the Board. It met three times in 1996. The Committee annually assesses the Corporation's corporate governance structure and practices and compares them to those of other companies. Based upon the most recent annual review, the Committee concluded that the Corporation's governance was consistent with the best interests of stockholders. The Committee on Directors will consider nominations submitted by stockholders. Nominations submitted in writing by stockholders must be received by the Secretary of the Corporation not less than 60 days nor more than 90 days prior to an annual meeting. This notice must include the information concerning the nominee that must be disclosed under Regulation 14A of the Securities Exchange Act of 1934, as amended. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Corporation if so elected.

     The Board has established a Shareholder Relations and Public Affairs Committee consisting of non-employee directors Lucy Wilson Benson, Chairman, William C. Ferguson, Donald J. Kirk and Walter F. Williams to consider matters of special interest to stockholders, such as stockholder proposals, and policies and procedures concerning services to stockholders and to oversee federal and state governmental processes including legislation and regulation affecting the Corporation. No stockholder proposals were received during 1996. The Committee also reviews and approves the Corporation's annual budget for charitable contributions. The Committee met twice during the year.

     All of the directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served during 1996.

ELECTION OF DIRECTORS

     Three directors have been nominated for reelection at the annual meeting. They are Ronald E. Ferguson, a director since 1983 and the Chairman and Chief Executive Officer of the Corporation since 1987, Donald J. Kirk, a director since 1987, and Walter M. Cabot, a director since 1979.

     It is intended that the proxies received will be voted for the three nominees unless otherwise provided therein. Management knows of no reason why any of these nominees will be unable to serve, but, in such event, the proxies received will be voted for such substitute nominees as the Committee on Directors may recommend, but in no event will proxies received be voted for a greater number of persons than the number of nominees.

     The names, ages, terms of office, and certain other information as of March 1, 1997 with respect to the persons nominated for election as directors and other persons serving as directors are as follows:

INFORMATION CONCERNING NOMINEES FOR TERMS EXPIRING IN 2000:

R. FERGUSON          RONALD E. FERGUSON, 55, a director of the Corporation since 1983,
PHOTO                has been Chairman and Chief Executive Officer of the Corporation
(e)(f)               since 1987. He has been with the Corporation since 1969. He serves on the boards of directors of Colgate-Palmolive Company and General
                     Signal Corporation.

KIRK PHOTO           DONALD J. KIRK, 64, a director of the Corporation since 1987, is an
(a)(e)(f)(s)         Executive- in-Residence, Columbia University Graduate School of
                     Business, where he was a professor from 1987 to 1994. He was
                     Chairman of the Financial Accounting Standards Board from 1978 to
                     1986. In 1995, he became a Member of the Public Oversight Board of the American Institute of Certified Public Accountants' SEC Practice
                     Section. In 1996, he became a Public Governor of the National
                     Association of Securities Dealers, Inc. He is a trustee of the
                     Fidelity Group of Mutual Funds and served as a director of Valuation
                     Research Corporation from 1993 to 1995. He serves as Chairman of the board of trustees of Greenwich Hospital and as Chairman of the board of directors of the National Arts Stabilization Fund.

CABOT PHOTO          WALTER M. CABOT, 64, a director of the Corporation since 1979, has
(c)(f)               been Senior Advisor to and Director of Standish, Ayer & Wood,
                     investment managers, since 1991. He previously served as President
                     (1974-1990) and Senior Advisor (1990-1991) of Harvard Management
                     Company, Inc., an endowment management company. He is a trustee of
                     Property Capital Trust and serves on the board of directors of
                     Rockefeller Financial Service, Inc. He serves as a trustee and treasurer of Wellesley College and is Chairman of the board of overseers of New England Medical Center.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
                      NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS EXPIRE IN 1998:

BENSON PHOTO         LUCY WILSON BENSON, 69, a director of the Corporation since 1990,
(a)(d)(s)            has been President of Benson and Associates, consultants to business and government, since 1981. She served as Under Secretary of State for Security Assistance, Science and Technology from 1977 to 1980.
                     She serves on the boards of directors of COMSAT Corporation, various
                     Dreyfus Mutual Funds, International Executive Service Corps and
                     Logistics Management Institute. She is a trustee of the Alfred P.
                     Sloan Foundation, Vice Chairman of the board of trustees of
                     Lafayette College, Vice Chairman of the Atlantic Council of the
                     United States and Vice Chairman of the Citizens Network for Foreign
                     Affairs.

W. FERGUSON          WILLIAM C. FERGUSON, 66, has been a director of the Corporation
PHOTO                since 1987. He previously served as Chairman and Chief Executive
(c)(d)(e)(s)         Officer of NYNEX Corporation (1989-1995). He also serves on the board of directors of CPC International, Inc.

KOPLOVITZ PHOTO      KAY KOPLOVITZ, 51, a director of the Corporation since 1990, is the
(a)(c)               founder and has been Chairman and Chief Executive Officer of USA
                     Networks, an international cable television programming company, since 1980. She serves on the boards of directors of Liz Claiborne,
                     Inc., Nabisco Holdings Corp., the Museum of Television and Radio and
                     the National Cable Television Association, and on the board of trustees of the Stern School of New York University. She also serves as a member of the board of the Business Council of the United
                     Nations and is a member of INSPAC, the advisory committee of the
                     U.S. Trade Commission.

WILLIAMS PHOTO       WALTER F. WILLIAMS, 68, a director of the Corporation since 1989, is
(a)(f)(s)            retired. He previously served as Chairman, President and Chief
                     Executive Officer of Bethlehem Steel Corporation from 1986 to 1992.
                     He serves on the board of trustees of Moravian College and is a director of Wilmington Trust Company FSB.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS EXPIRE IN 1999:

MCGUINN PHOTO        MARTIN G. MCGUINN, 54, a director of the Corporation since December
(a)(d)               1996, has been Vice Chairman of Mellon Bank Corporation since 1990.
                     He serves on the boards of directors of MasterCard International,
                     University of Pittsburgh Medical Center System and the Pennsylvania
                     Chamber of Business and Industry. He is a trustee of The Carnegie
                     Museums of Pittsburgh and a member of The Bankers Roundtable.

MCKINNEY PHOTO       DAVID E. MCKINNEY, 62, a director of the Corporation since 1988, is
(c)(e)(f)            Director of the Watson Foundation. He previously served as Senior
                     Vice President (1987-1992) and Vice President (1979-1987) of IBM
                     Corporation and as Director General, IBM Europe (1988-1991). He
                     serves on the boards of trustees of Brown University and the New
                     York Philharmonic, on the boards of directors of Organization
                     Research Counselors, Fraunhofer Center for Research and PAXAR
                     Corporation, and is an overseer of the Thomas J. Watson, Jr.
                     Institute of International Studies.

MATHIESON PHOTO      ANDREW W. MATHIESON, 68, a director of the Corporation since 1966,
(c)(d)(e)(f)         has been Executive Vice President of Richard K. Mellon and Sons, investment management and philanthropy, since 1978. He serves on the boards of directors of Mellon Bank Corporation and Mellon Bank, N.A.

ROSS PHOTO           STEPHEN A. ROSS, 53, a director of the Corporation since 1993, has
(e)(f)               been Sterling Professor of Economics and Finance at Yale University
                     since 1985. He is also Co-Chairman of Roll & Ross Asset Management
                     Corporation. He serves on the board of trustees of the College
                     Retirement Equities Fund and is a trustee of CalTech.

---------------
(a) Member of the Audit Committee
(c) Member of the Compensation and Personnel Committee
(d) Member of the Committee on Directors
(e) Member of the Executive Committee
(f) Member of the Finance Committee
(s) Member of the Shareholder Relations and Public Affairs Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At December 31, 1996, the only persons known by management to be beneficial holders, directly or indirectly, of more than 5% of the Common Stock are FMR Corp. and the Capital Group Companies, Inc. FMR Corp. reported in a Schedule 13G dated February 14, 1997 that it, and certain related persons, beneficially owned 7,006,858 shares of Common Stock (7.0% as of March 26, 1997), with respect to which it had sole voting power over 559,844 shares and sole dispositive power over 7,006,858 shares. The Capital Group Companies, Inc. reported in a Schedule 13G dated February 12, 1997 that it beneficially owned 5,478,690 shares of Common Stock (6.0% as of March 26, 1997), with respect to which it had sole voting power over 1,302,540 shares and sole dispositive power over 5,478,690 shares. All of the outstanding shares of Preferred Stock are held by the ESSOP.

     The following table shows the number of shares of the Corporation's Common Stock beneficially owned as of March 1, 1997 by each director and nominee for director and by the executive officers named in the Compensation Table included in this Proxy Statement (including the beneficial ownership of Preferred Stock held by the ESSOP, which is reported as shares of Common Stock because the Preferred Stock is convertible into and votes with the Common Stock as a class). Except as otherwise indicated, each person has sole voting and investment power with respect to the shares shown.

                                         NUMBER OF SHARES OF      NUMBER OF SHARES
                                            COMMON STOCK             UNDERLYING         TOTAL SHARES
         NAME OF BENEFICIAL OWNER       BENEFICIALLY OWNED(1)      SHARE UNITS(2)      AND SHARE UNITS
    ----------------------------------  ---------------------     ----------------     ---------------
    Lucy Wilson Benson................             495                     --                  495
    Walter M. Cabot...................             522                  7,327                7,849
    Ronald E. Ferguson................          78,627                 11,585               90,212
    William C. Ferguson...............           2,195                  1,178                3,373
    Ernest C. Frohboese...............           7,146                  3,170               10,316
    James E. Gustafson................          28,756                  5,821               34,577
    Tom N. Kellogg....................          23,401                  3,841               27,242
    Donald J. Kirk....................             695                  3,672                4,367
    Kay Koplovitz.....................             195                  1,941                2,136
    Peter Lutke-Bornefeld.............              --                 10,188               10,188
    Edward H. Malone..................             895                  2,435                3,330
    Andrew W. Mathieson...............           3,416                  7,118               10,534
    Martin G. McGuinn.................              65                     90                  155
    David E. McKinney.................           2,998                  1,382                4,380
    Stephen A. Ross...................           1,195                  1,616                2,811
    Walter F. Williams................           1,195                  1,168                2,363
    All directors and executive
      officers as of March 1, 1997 as
      a group (27 persons)............         204,815(3)(4)           76,311              281,126

---------------

(1) Includes shares of Common Stock held in the names of spouses and children, as to which beneficial ownership is disclaimed. No person named above beneficially owns more than 1% of the outstanding stock. Does not include the following shares underlying stock options exercisable

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) within 60 days: Ronald E. Ferguson: 63,428 shares; James E. Gustafson: 40,432 shares; Tom N. Kellogg: 46,725 shares; Peter Lutke-Bornefeld: 7,800 shares;
   Ernest C. Frohboese: 27,984 shares; and all executive officers as of March 1, 1997 as a group: 293,480 shares.

(2) Non-employee directors may elect to defer all or part of their compensation to be held in deferral accounts either in cash or as units equivalent to shares of Common Stock ("share units"). Executive officers may receive a portion of their bonuses in share units and may receive, in appropriate circumstances, share units subject to certain restrictions ("restricted share units"). Share units and restricted share units carry no voting rights. Also, executive officers receive awards of share units under the Supplemental Benefit Equalization Plan (the "SBEP") to the extent that shares of Preferred Stock cannot be allocated to an executive officer under the terms of the ESSOP because of limits imposed by the Internal Revenue Code of 1986. In addition, Peter Lutke-Bornefeld holds 10,188 restricted share units: 5,138 will convert to unrestricted shares of Common Stock on January 3, 2000; and 5,050 will convert to unrestricted shares of Common Stock on April 8, 2006.

(3) Shares of Preferred Stock are allocated to the accounts of participants in the ESSOP pursuant to the terms of the ESSOP. Distributions under the ESSOP are made in cash or shares of Common Stock into which the Preferred Stock is convertible. The participants in the ESSOP have the right to instruct the trustee with respect to the vote of the shares allocated to their accounts and a portion of the Preferred Stock that has not been allocated to any participant's account or for which no instructions are timely received by the trustee, whether or not allocated to the account of any participant. The number of shares of Common Stock disclosed above includes the shares of Preferred Stock allocated to each participant's account but excludes any unallocated shares because of the trustee's fiduciary duty relating to the voting of unallocated shares under the Employee Retirement Income Security Act of 1974. The number of shares allocated to the accounts of the persons named above, if any, and the minimum number of unallocated shares as to which they may give voting instructions are as follows: Ronald E. Ferguson:
    760 allocated shares, 2,420 unallocated shares; James E. Gustafson: 728 allocated shares, 2,316 unallocated shares; Tom N. Kellogg: 1,105 allocated shares, 3,513 unallocated shares; Ernest C. Frohboese: 811 allocated shares, 2,589 unallocated shares; and all executive officers as of March 1, 1997 as a group: 344,758 allocated shares and 1,379,278 unallocated shares.

(4) Includes stock that is subject to restrictions on resale. Ronald E. Ferguson holds 18,750 restricted shares (3,750 restricted until June 1997; 15,000 restricted until January 2002); James E. Gustafson holds 17,500 restricted shares (2,500 restricted until June 1997; 2,500 restricted until September 1999; 2,500 restricted until November 2001; 10,000 restricted until October
    2006); Tom N. Kellogg holds 5,000 restricted shares (5,000 restricted until February 2000); Ernest C. Frohboese holds 6,500 restricted shares (6,500 restricted until September 2000); and all executive officers as of March 1, 1997 as a group hold 79,200 restricted shares.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The aggregate of all plan and non-plan compensation paid to the Corporation's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (collectively the "named executives") by the Corporation and its subsidiaries to the named executives for services in all capacities to the Corporation and its subsidiaries during the three fiscal years ended December 31, 1996 is shown in the following table:

                                                                LONG-TERM COMPENSATION
                                                            -------------------------------
                                                                   AWARDS
                                                            --------------------   PAYOUTS
                                     ANNUAL COMPENSATION    RESTRICTED             --------
                                    ---------------------     STOCK      OPTIONS     LTIP      ALL OTHER
         NAME AND                    SALARY       BONUS      AWARD(S)     SARS     PAYOUTS    COMPENSATION
    PRINCIPAL POSITION       YEAR     ($)         ($)(1)      (#)(2)     (#)(3)     ($)(4)       ($)(5)
---------------------------  ----   --------     --------   ----------   -------   --------   ------------
Ronald E. Ferguson.........  1996   $900,000     $882,833    $ 230,120    35,699   $219,600     $ 67,453
  Director, Chairman and     1995    852,083      682,500      193,333    41,982    192,378       50,076
    Chief Executive Officer  1994    810,417      647,500      270,928   176,528    306,884       49,067
James E. Gustafson.........  1996    589,583      450,483      155,490    15,711    113,180       41,973
  President and Chief        1995    533,333      412,500      122,222    30,636     93,824       32,000
    Operating Officer
Tom N. Kellogg.............  1996    541,250      371,685       95,769    10,083    103,901       40,923
  Executive Vice President   1995    511,667      381,500      733,041    20,008    104,514       30,700
Peter Lutke-Bornefeld......  1996    592,333(6)   232,183      792,500     9,000          0            0
  Executive Vice President   1995    528,105(6)   268,500      617,500    19,000          0            0
Ernest C. Frohboese........  1996    360,000      260,168       85,252     5,972      1,038       27,613
  Vice President,
    Investments              1995    341,667      225,000      137,167     5,897     52,593       21,242
                             1994    324,167      240,000      313,464     6,497    101,840       19,892

---------------

(1) Includes, except as noted below, cash amounts paid as an annual bonus (the "Annual Incentive Bonus") under certain provisions of the General Re Corporation 1995 Long-Term Compensation Plan (the "Compensation Plan") or the 1989 Long-Term Compensation Plan (the "Prior Plan") for services rendered during the specified calendar year. Dr. Lutke-Bornefeld's bonus was awarded by the Corporation's subsidiary, Kolnische Ruckversicherungs-Gesellschaft AG and its subsidiaries ("Cologne Re"), and, for 1996, includes an estimate based upon the guaranteed bonus provided by his employment agreement.

(2) Includes restricted stock, restricted share units and share units that were granted under the Compensation Plan or the Prior Plan. Share units were granted in lieu of cash bonuses awarded (a) under the Annual Incentive Bonus provisions of the Compensation Plan or the Prior Plan; or (b) under the provisions of the Prior Plan providing for bonus payments subject to the performance of the Corporation over a five-year period (the "Performance Bonus"). At December 31, 1996, Ronald E. Ferguson held 18,750 restricted shares and 6,137 share units for a total of 24,887 shares worth $3,944,590; James E. Gustafson held 17,500 restricted shares and 3,531 share units for a total of 21,031 shares worth $3,333,414; Tom N. Kellogg held 5,000 restricted shares and 2,231 share units for a total of 7,231 shares worth $1,146,114; Peter Lutke-Bornefeld held restricted share units for 10,188 shares worth $1,614,798; Ernest C. Frohboese held 6,500 restricted shares and 2,131 share units for a total of 8,631 shares worth $1,368,014. Dividends are paid on restricted stock and dividend equivalents are accrued on restricted share units and share units and convert to Common Stock at the same time as the units convert.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(3) Includes regular grants of non-qualified stock options ("NQSOs"), grants of replacement options (see footnote (2) to the Option Grants Table) and restricted stock options granted under the Compensation Plan or the Prior Plan. Restricted stock options were granted in lieu of cash bonuses awarded under the Annual Incentive Bonus and Performance Bonus provisions of the Compensation Plan or the Prior Plan.

(4) Includes amounts paid in cash and shares of Common Stock awarded under the Performance Bonus provisions of the Prior Plan.

(5) Includes for 1996: corporate allocations under the ESSOP; the unfunded book account under the SBEP; and the current dollar value of the benefit to the Corporation's named executives of the premiums paid by the Corporation during 1996 under the Corporation's split dollar life insurance plan.

                                                                        SPLIT-DOLLAR
                          NAME                     ESSOP      SBEP         POLICY
        ----------------------------------------  -------    -------    ------------
        Ronald E. Ferguson......................   $9,628    $45,000      $ 12,825
        James E. Gustafson......................    9,628     26,375         5,970
        Tom N. Kellogg..........................    9,628     23,475         7,820
        Peter Lutke-Bornefeld...................        0          0             0
        Ernest C. Frohboese.....................    9,628     12,600         5,385

(6) Includes $108,757 paid as directors' fees by Cologne Re.

OPTION GRANTS TABLE

     The options granted or awarded in 1996 to the named executives are shown in the following table (no stock appreciation rights were granted in 1996 to the named executives, and none have been granted since 1987):

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                NUMBER OF     % OF TOTAL                                            STOCK PRICE
                               SECURITIES      OPTIONS      EXERCISE                              APPRECIATION FOR
                               UNDERLYING     GRANTED TO     OR BASE                               OPTION TERM(1)
                                 OPTIONS     EMPLOYEES IN     PRICE      GRANT     EXPIRATION   --------------------
             NAME              GRANTED (#)   FISCAL YEAR     (S/SH)       DATE        DATE      0%          5%
------------------------------ -----------   ------------   ---------   --------   ----------   ---   --------------
Ronald E. Ferguson............     8,402(2)      .7031%     $154.9375   01/04/96     12/09/02   $ 0   $      523,602
                                   6,620(2)      .5539       153.3125   03/07/96     12/08/03     0          466,849
                                      75(3)      .0063       146.7500   03/21/96     03/21/06     0            6,921
                                  23,000(3)      .9247       149.4375   06/12/96     06/12/06     0        2,161,550
                                   3,583(2)      .2998       168.2500   11/26/96     12/14/04     0          289,974
                                     377(4)      .0315       154.6875   01/09/97     01/09/07     0           36,675
                                   4,057(4)      .3395       170.6250   02/28/97     02/28/07     0          435,336
                                 -------        ------      ---------                           ----  --------------
                                  46,114        3.8591%     $154.3602                           $ 0   $    3,920,907
James E. Gustafson............        75(3)      .0063%     $146.7500   03/21/96     03/21/06   $ 0   $        6,921
                                  14,000(3)     1.1716       149.4375   06/12/96     06/12/06     0        1,315,726
                                     360(4)      .0301       154.6875   01/09/97     01/09/07     0           35,021
                                   1,299(4)      .1087       170.6250   02/28/97     02/28/07     0          139,389
                                 -------        ------      ---------                           ----  --------------
                                  15,734        1.3167%     $151.2941                           $ 0   $    1,497,057
Tom N. Kellogg................        75(3)      .0063%     $146.7500   03/21/96     03/21/06   $ 0   $        6,921
                                   9,000(3)      .7532       149.4375   06/12/96     06/12/06     0          845,823
                                     331(4)      .0277       154.6875   01/09/97     01/09/07     0           32,200
                                   1,072(4)      .0897       170.6250   02/28/97     02/28/07     0          115,031
                                 -------        ------      ---------                           ----  --------------
                                  10,478        0.8768%     $151.7518                           $ 0   $      999,975
Peter Lutke-Bornefeld.........     9,000         .7532%     $149.4375   06/12/96     06/12/06   $ 0   $      845,823
Ernest C. Frohboese...........        75(3)      .0063%     $146.7500   03/21/96     03/21/06   $ 0   $        6,921
                                   5,000(3)      .4184       149.4375   06/12/96     06/12/06     0          469,902
                                     762(4)      .0638       154.6875   01/09/97     01/09/07     0           74,128
                                     563(4)      .0471       170.6250   02/28/97     02/28/07     0           60,412
                                 -------        ------      ---------                           ----  --------------
                                   6,400         .5356%     $151.8949                           $ 0   $      611,363
All Stockholders..............       N/A           N/A            N/A        N/A          N/A   $ 0   $7,654,978,495
All Optionees.................   832,880(3)        100%     $149.2316    Various     10 Years   $ 0   $   78,166,221
Options Gain as % of all
  Stockholder Gain............       N/A           N/A            N/A        N/A          N/A   N/A              1.0%


                                POTENTIAL REALIZABLE
                                  VALUE AT ASSUMED
                                  ANNUAL RATES OF
                                    STOCK PRICE
                                  APPRECIATION FOR
                                   OPTION TERM(1)
                                --------------------
             NAME                     10%
------------------------------  ---------------
Ronald E. Ferguson............  $     1,217,860
                                      1,110,683
                                         17,541
                                      5,477,792
                                        695,488
                                         92,942
                                      1,103,229
                                ---------------
                                $     9,715,535
James E. Gustafson............  $        17,541
                                      3,334,308
                                         88,751
                                        353,240
                                ---------------
                                $     3,793,840
Tom N. Kellogg................  $        17,541
                                      2,143,484
                                         81,602
                                        291,511
                                ---------------
                                $     2,534,138
Peter Lutke-Bornefeld.........  $     2,143,484
Ernest C. Frohboese...........  $        17,541
                                      1,190,824
                                        187,857
                                        153,097
                                ---------------
                                $     1,549,319
All Stockholders..............  $19,399,205,380
All Optionees.................  $   198,089,431
Options Gain as % of all
  Stockholder Gain............              1.0%

---------------

(1) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock price appreciation of 0%, 5% and 10%. These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders. A 0% gain in stock price will result in a 0% benefit to optionees.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(2) Replacement options were granted following the tender of a like number of shares to satisfy the option price, plus required tax withholding, upon exercise of the underlying stock option. Replacement options have the same expiration date as the original option and an exercise price equal to the market price at the date of the new grant. They are first exercisable one year from the grant date provided the employee still owns the shares acquired as a result of the original option exercise, less the number of shares withheld to pay income tax due as a result of exercising the original option.

(3) The Corporation's practice is to make annual grants of NQSOs to its executive officers. These NQSOs have a 10-year term and become exercisable in 20% increments each year over a five-year period. These options have the replacement option feature described in footnote (2).

(4) Restricted stock options were granted under the Compensation Plan during the first quarter of 1997 in lieu of a portion of cash bonuses awarded under the Annual Incentive Bonus provisions of the Compensation Plan and the 1992 to 1996 Performance Bonus provisions of the Prior Plan. These options are exercisable immediately, but shares acquired are restricted from being sold for five years from the grant date and are forfeitable for termination due to cause or the unauthorized use of proprietary information. These options have the replacement option feature described in footnote (2).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES TABLE

     The realized value of aggregated option exercises during 1996 and the value of unexercised in-the-money options at December 31, 1996 held by the named executives are shown in the following table:

                                                           NUMBER OF              VALUE OF
                                                          UNEXERCISED            UNEXERCISED
                                                           OPTIONS AT           IN-THE-MONEY
                    SHARES ACQUIRED                        FY-END (#)            FY-END ($)
                      ON EXERCISE          VALUE          EXERCISABLE/          EXERCISABLE/
NAME                      (#)           REALIZED ($)     UNEXERCISABLE          UNEXERCISABLE
------------------  ---------------     ------------     --------------     ---------------------
Ronald E.
  Ferguson........       43,442          $ 1,908,114     50,747/216,097     $1,552,000/$1,418,367
James E.
  Gustafson.......       12,759              791,194     35,748/ 47,975      1,497,668/   962,269
Tom N. Kellogg....            0                    0     43,297/ 33,775      2,320,035/   736,381
Peter Lutke-
  Bornefeld.......            0                    0      5,800/ 27,200        134,938/   449,750
Ernest C.
  Frohboese.......            0                    0     26,634/ 15,375      1,487,096/   334,900

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

     The awards made during 1996 under the Compensation Plan to the named executives are shown in the following table:

                                                                                    ESTIMATED FUTURE
                                                                                         PAYOUTS
                                                      PERFORMANCE                    UNDER NON-STOCK
                                       NUMBER OF       OR OTHER                     PRICE-BASED PLANS
                                     SHARES, UNITS   PERIOD UNTIL                  -------------------
                                       OR OTHER       MATURITIES      THRESHOLD     TARGET    MAXIMUM
NAME                                  RIGHTS (#)       OR PAYOUT      ($ OR #)     ($ OR #)   ($ OR #)
---------------------------------    -------------   -------------   -----------   --------   --------
Ronald E. Ferguson...............         (1)          1996-2000         $ 0       $405,000   $810,000
James E. Gustafson...............         (1)          1996-2000           0        265,312    530,624
Tom N. Kellogg...................         (1)          1996-2000           0        216,500    433,000
Ernest C. Frohboese..............         (1)          1996-2000           0        126,000    252,000

---------------

(1) Executive officers, other than Peter Lutke-Bornefeld, have the right to receive awards under the Performance Bonus provisions of the Prior Plan until 1998 and under the Performance Bonus provisions of the Compensation Plan until 2001. Performance Bonus distributions under the Prior Plan and the Compensation Plan are made during the first quarter of each year with respect to the five-year period ending at the end of the preceding calendar year and are included in the Summary Compensation Table. The amount distributable, if any, is determined by the Compensation Committee at the end of the performance period on the basis of results. Awards may be paid in the discretion of the Compensation Committee in cash, in shares of Common Stock, in a combination of cash and shares, in share units, in restricted NQSOs, or in a combination of such units and restricted NQSOs.

COMPENSATION OF DIRECTORS

     The directors, except for those who are also employees of the Corporation, receive an annual retainer of $27,500 and $1,000 for each Board or committee meeting attended. In addition, non-employee chairmen of board committees are paid an annual retainer of $2,500.

     Under the non-employee directors' stock option provisions of the Compensation Plan (the "Directors' Program"), each non-employee director is granted an NQSO on the first business day of each calendar year of board service to purchase 500 shares of Common Stock. The directors' stock options are exercisable six months after the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant and have a term of 10 years. The exercise price of any option may be paid in cash or previously owned shares of Common Stock having a fair market value equal to the exercise price or in a combination of cash and shares. When previously owned shares of Common Stock are used to exercise a non-employee director stock option, a replacement option is issued to the director.

     In addition, under the Compensation Plan, each non-employee director receives an automatic grant of 65 shares of restricted stock on the first business day of each calendar year in which the individual is a member of the Board of Directors. The restrictions on such shares lapse upon the later of five years from the date of grant or retirement from the Board of Directors.

     Non-employee directors are permitted to defer all or part of their compensation to be held in a deferral account either as cash, to which interest at a market rate is credited quarterly, or as units equivalent to shares of Common Stock, to which amounts equivalent to dividends paid on such shares are credited quarterly.

     Any director who has completed five or more years of service as a non-employee director, upon his or her retirement from the Corporation's Board of Directors, will receive an annual amount equal to 75% of the final retainer, to be paid for the greater of five years or the complete number of years of service following the 1987 annual meeting of stockholders.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

     The Corporation's subsidiary, Cologne Re, entered into an employment agreement effective October 15, 1996, (the "Agreement") with Peter Lutke-Bornefeld. The Agreement provides for Dr. Lutke-Bornefeld's employment as Chief Executive Officer of Cologne Re until December 31, 1999. Dr. Lutke-Bornefeld is entitled to an annual salary of DM 750,000, which can be increased at the discretion of the Board of Directors of Cologne Re, and an annual incentive payment determined by the Chairman of Cologne Re's Supervisory Board based upon the achievement of certain agreed upon goals. For 1996 and 1997, Dr. Lutke-Bornefeld has a guaranteed minimum bonus of DM 350,000 each year. The Agreement also entitles Dr. Lutke-Bornefeld to "transition payments" if his Agreement is not renewed, except under certain circumstances. These payments will be based upon 50% of the annual salary last paid to him under the Agreement, adjusted for his age and pension entitlement upon nonrenewal of the Agreement. Such payments will be offset by certain income derived by Dr. Lutke-Bornefeld from other sources.

     Awards under the Compensation Plan and the Prior Plan may accelerate upon a "change in control" of the Company as defined in both Plans. Upon a change in control: (i) all stock options become immediately exercisable; (ii) all Performance Bonuses become immediately payable at the higher of the amount determined assuming the performance objectives have been met or the amount payable based on actual performance achieved and then are prorated for the term of the award period; (iii) all Annual Incentive Bonuses become payable at the amount determined assuming the performance objectives have been met and then are prorated over the portion of the year that has elapsed; (iv) all restrictions on restricted stock options will lapse and share units attributable to bonuses will become fully payable; and (v) restrictions on restricted stock and all other share units will lapse if the grantee's employment is terminated within two years after the change in control, provided that the Committee may determine, in its discretion, to vest all or some percentage of the grantee's restricted stock and/or share units at the time of the change in control. If such an event were to have occurred on December 31, 1996, the cash value of outstanding stock options, restricted stock, Annual Incentive Bonuses and Performance Bonuses affected by such event, without regard to the actual performance by the Corporation, payable to the named executives would be as follows: Ronald E. Ferguson, $7,202,242; James E. Gustafson, $6,017,833; Tom N. Kellogg, $4,525,479; Peter Lutke-Bornefeld $584,688; and Ernest C. Frohboese, $3,284,246.

     Under the SBEP, previously accrued benefits become immediately vested in the event of a "change in control," as defined in the Plan. If a participant in the SBEP is terminated other than "for cause," as defined in the Plan, within two years following a change in control, the participant is entitled to a lump sum payment of the accrued benefits.

     In May 1996, the Corporation entered into severance agreements with certain executive officers including three of the named executives, Mr. Ferguson, Mr. Gustafson and Mr. Kellogg, which provide severance benefits to the executive officers if their employment with the Corporation is terminated following a "change in control" of the Corporation, as defined in the agreements. Each of the agreements provides for a severance payment if the executive officer's employment is terminated within two years after a change in control of the Corporation and prior to attaining age 65, unless the executive officer's employment is terminated by the Corporation, or its successor, for "cause," because of the executive officer's death, disability or "retirement" or by the executive officer's voluntary termination for other than "good reason," as such terms are defined in the agreements. The severance benefits will be a lump sum payment equal to three times annual compensation (i.e. base salary and target Annual Incentive bonus, as defined in the agreements) plus the amount of any excise tax and the amount of the tax thereon, and certain employee benefits for 36 months from the date of termination, or a lump sum payment to the extent a plan does not permit continued participation.

     Under the Corporation's Severance Pay Plan, employees, including Mr. Frohboese, a named executive, are entitled to receive certain severance benefits upon their termination of employment within two years following a change in control. Under this plan, Mr. Frohboese is entitled to receive a lump sum payment in an amount equal to twice the aggregate of his salary and target Annual Incentive bonus plus the amount of any excise tax and the amount of the tax thereon.

MAXIMUM RETIREMENT BENEFITS PAYABLE

     The following table shows the maximum annual retirement benefits payable at the normal retirement age of 65 for specified remunerations and years of credited service under the Employee Retirement Plan of General Re Corporation and its Affiliates and the SBEP. The benefits shown in the table are subject to a reduction of up to 50% of primary Social Security benefits.

                                            YEARS OF CREDITED SERVICE
                            ----------------------------------------------------------
         REMUNERATION(1)       15          20          25          30           35
        ------------------  --------    --------    --------    --------    ----------
        $ 800,000.........  $240,000    $320,000    $400,000    $440,000    $  480,000
         1,000,000........   300,000     400,000     500,000     550,000       600,000
         1,200,000........   360,000     480,000     600,000     660,000       720,000
         1,400,000........   420,000     560,000     700,000     770,000       840,000
         1,600,000........   480,000     640,000     800,000     880,000       960,000
         1,800,000........   540,000     720,000     900,000     990,000     1,080,000

---------------

(1) Benefits for eligible employees are computed under a formula based upon years of service and average annual earnings (salary plus Annual Incentive Bonus) during the three consecutive years of highest earnings during the employee's service with the Corporation.

     As of December 31, 1996, Mr. Ferguson had 27 years of credited service, Mr. Gustafson had 27 years, Mr. Kellogg had 28 years, and Mr. Frohboese had six years.

     Dr. Lutke-Bornefeld is entitled to receive a retirement benefit under his employment agreement in an amount equal to 50% of his then current salary (not including directors' fees) at his retirement age of 65. The salary used for this benefit calculation is limited to seven times the maximum for the contribution to Cologne Re's statutory old age pension plan applying in the year pension payments begin.

COMPENSATION AND PERSONNEL COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation and Personnel Committee reports as follows:

     INTRODUCTION. The Compensation and Personnel Committee (the "Committee") of the Corporation's Board of Directors is responsible for approving and reviewing with the Board of Directors the compensation of the Corporation's executive officers, except to the extent such compensation is required to be determined by Cologne Re's Supervisory Board, under applicable German law. In this role, the Committee, or a subcommittee of the Committee, administers the 1995 Long-Term Compensation Plan (the "Compensation Plan") under which equity-based and cash bonus awards are made. The Committee's six members, who have never been employees of the Corporation, meet in executive session to evaluate the performance of and compensation paid to the Corporation's executive officers.

     COMPENSATION PROGRAM. The Corporation's compensation program is designed to attract, retain and reward executive officers in a manner that is consistent with the long-term interests of stockholders by providing for competitive salaries, bonuses based upon the achievement of the Corporation's business strategy and operating objectives and equity-based awards, including stock options and restricted stock awards, that align the interests of executive officers to those of the stockholders.

     The Corporation's total compensation program enables executive officers to earn premier pay for premier performance and to be rewarded as value is created for stockholders. Special emphasis is placed on fostering employee ownership of common stock through programs which encourage executive officers to acquire stock and receive compensation, otherwise paid in cash, in the form of share units and restricted non-qualified stock options ("NQSOs").

     The components of the total compensation program have included base salary, annual incentives, long-term performance bonus awards, NQSOs, share units and restricted stock awards. These components of compensation play specific roles in attracting, rewarding and retaining executive officers and in balancing the Corporation's short- and long-term interests. As an individual's level of responsibility increases, a greater portion of the total compensation is "at risk," or variable, and performance driven and the mix of total compensation shifts for executive officers toward stock and stock option awards to more closely align the long-term interests of executive officers and stockholders.

     The Committee evaluates the Corporation's performance, executive compensation and executive share ownership compared with those of other property/casualty insurance and reinsurance companies and leading financial services companies reflected in compensation surveys obtained from compensation consultants and compares stockholder returns to the Standard & Poor's 500 and the stockholder returns of the property/casualty and multiline insurance companies that are subsets of the Standard & Poor's 500 and of other leading insurance and reinsurance companies. Generally, and assuming competitive performance, the Committee's objective has been to award amounts of total compensation equivalent to the amounts reflected in the top of the third quartile (that is, the 75th percentile) of the range of compensation paid by the companies surveyed.

     Based upon its analysis of the compensation surveys, operating results, strategic performance, and stockholder returns, the Committee determines target percentages of total compensation to be paid in the form of salaries, annual bonuses, long-term performance bonuses and stock-based awards.

     SALARY. Salary level targets are established so that the Corporation can attract and retain the most qualified employees. The Committee approves the individual salaries of executive officers. In determining an executive officer's salary, the Committee considers, but does not assign specific weights to, the following factors: individual performance, corporate performance, industry salary trends and competitive salary levels. Based on its discretion in evaluating these factors, the Committee determines appropriate salary levels. In addition, the Committee may vary the length of time between salary increases for certain executive officers based upon its evaluation of the above factors.

     ANNUAL INCENTIVE BONUS. Executive officers of the Corporation may be awarded an annual incentive bonus for individual and collective efforts resulting in the achievement of (or progress toward) an underwriting profit, superior investment returns or achievement of other corporate and division objectives. Prior to the beginning of a fiscal year, the Committee determines, in writing, the performance objectives applicable to a grantee or a group of grantees and the percentage of the annual incentive bonus to be awarded if a performance objective is not fully achieved or is exceeded. The amount of the annual incentive bonus is based upon a percentage of the officer's salary in effect at the end of the fiscal year. The Committee has the discretion to award a bonus in an amount equal to or less than the amount otherwise payable. In this manner, the Committee can ensure that the amounts of any annual incentive awards are commensurate with performance. Under the Compensation Plan, the aggregate dollar amount available for annual incentive bonuses for executive officers who are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in any fiscal year may not exceed 1% of the consolidated net income of the Corporation and its subsidiaries. In addition, no executive officer may receive an annual incentive award in excess of $1,500,000. The award may be paid out in cash, shares of Common Stock, share units or restricted NQSOs.

     PERFORMANCE BONUS. Performance bonus awards may be made to executive officers. Award payouts are based upon the relationship between the Corporation's total return to stockholders over the prior five-year period ("Total Return") and the weighted average return (the "Actual Return") of the Standard & Poor's 500 Index and a peer group of property/casualty and multiline insurance companies selected by the Committee prior to the beginning of the five-year performance period (the "Comparison Group"). The amount of the award paid to an executive officer is the product of a percentage (which ranges from 0% to 200% depending upon the relationship between the Corporation's Total Return and the Actual Return of the Comparison Group) and the target award determined for each executive officer at the beginning of the five-year period (which is a percentage of the salary paid to such person during the last year of the award cycle). Under the Compensation Plan, no executive officer may receive a performance bonus award having a value in excess of $1,500,000. The award may be paid out in cash, shares of common stock, share units or restricted NQSOs. For the recently completed 1992 to 1996 performance period, the Corporation paid performance bonuses having values equal to 63.92% of the target awards.

     The Corporation will not make grants of performance bonus awards in future years under the Compensation Plan. Commencing on January 1, 1997, the Committee has determined that increased annual incentive award opportunities and stock-based award opportunities for executive officers and other participants in the Compensation Plan will be substituted for future grants of performance bonus awards in order to more effectively focus their efforts on the long-term interests of stockholders.

     DEFERRAL OF ANNUAL INCENTIVE AND PERFORMANCE BONUS AWARDS. Executive officers may elect to defer up to 100% of annual incentive and performance bonus awards. Such deferral awards are awarded as share units and restricted stock options pursuant to a formula adopted by the Committee in 1992. The Committee has the authority to establish a mandatory deferral amount for certain executive officers. Mr. Ferguson was required to defer a portion of his 1996 annual incentive award and performance bonus for the 1992 to 1996 performance period.

     STOCK-BASED AWARDS. The Corporation normally makes annual grants of NQSOs exercisable at the market price on the grant date to executive officers of the Corporation. The Committee determines a target size of option awards based upon a percentage of salary for each participant but may vary the size of the grants in its discretion. In determining the percentage for each executive officer, the Committee reviews total compensation and stock option grant practices for the companies included in the reviewed compensation surveys. Each stock option grant typically becomes exercisable in 20% increments over a five-year period. In 1996, the Committee granted stock options, not including replacement options, certain performance-based NQSOs and NQSOs granted in lieu of annual incentive and performance bonus awards, for a total of 119,261 shares (about 0.1% of the total shares outstanding) to the Corporation's 16 executive officers.

     The Corporation grants replacement options automatically when an executive officer tenders a like number of shares to satisfy the option price and required tax withholding upon exercise of a stock option. A replacement option has the same expiration date as the original option and an exercise price equal to the market price at the new grant date. Replacement options are issued to encourage executive officers to exercise options early and to retain the profit in shares. Replacement options are exercisable one year from the date of grant provided the executive officer still owns the shares acquired as a result of the original option exercise less the number of shares withheld to pay income tax due as a result of exercising the original NQSO. Replacement options for a total of 19,822 shares were granted in 1996 to the Corporation's 16 executive officers.

     The Committee also has the ability to grant restricted stock options in lieu of cash annual incentive and performance bonus awards as described above. Restricted stock options are exercisable immediately, but shares acquired are restricted from transfer, sale, exchange or other disposition for five years from the date of grant. Restricted stock options for a total of 13,652 shares were granted to 10 executive officers in the first quarter of 1997 in lieu of part of their 1996 annual incentive awards or 1992 to 1996 performance bonus awards.

     Restricted stock awards and various types of other awards, such as restricted share units, can be made in appropriate circumstances (generally limited) to retain key executive officers of the Corporation at the discretion of the Committee. In 1996, 8,000 shares of restricted stock and restricted share units for 5,000 shares were awarded to six executive officers.

     OTHER BENEFITS. In 1996, the Corporation entered into change in control type severance agreements with Mr. Ferguson and certain other executive officers of the Corporation providing for a payment of three times the annual compensation (defined generally as base salary and target annual incentive bonus) should their employment with the Corporation or its successor be involuntarily terminated other than for cause within two years following a change in control and prior to their attaining age 65. It is the Committee's belief that such agreements are consistent with the long-term interests of the stockholders.

     In addition, in 1996, the Committee authorized the Corporation to make available to its executive officers and certain other officers participation in a split-dollar life insurance plan. Under this plan, the Corporation will be reimbursed for its contributions to premium costs from each policy's cash value or death benefits plus an amount equal to the Corporation's cash opportunity costs.

     TAX CONSIDERATIONS. Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly held corporation for compensation that exceeds $1 million paid to certain senior executives in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code and certain transition provisions.

     The Committee intends, to the extent possible, that incentive and stock compensation paid to executive officers be deductible for federal tax purposes. Annual incentive, performance bonus and stock option awards granted under the Compensation Plan are believed to be deductible in accordance with Code Section 162(m). Performance bonuses and restricted stock grants awarded under the Corporation's 1989 and 1995 Long-Term Compensation Plans should be deductible under the transition provisions of the adopted rules with the exception of restricted stock grants made after February 17, 1993.

     CEO'S COMPENSATION. The Corporation's Chairman and Chief Executive Officer in 1996, Ronald E. Ferguson, did not receive an increase in his base salary in 1996. This is consistent with the Committee's review of the salary levels and total compensation for chief executive officers of the companies reflected in the compensation surveys, and the Committee's intention to place more emphasis on variable compensation.

     Mr. Ferguson's 1996 annual incentive award was made in recognition of the Corporation's positive underwriting performance, continued progress on the integration with Cologne Re and global expansion, the acquisition of National Re Corporation, the Corporation's global financial services initiatives and its strong financial performance evidenced by the increase in the Corporation's operating income by 13.9% over its operating income in 1995. For 1996, the statutory combined ratio of the Corporation's property/casualty operations in the United States was 99.1%, compared to 105.1% for the companies reporting to the Reinsurance Association of America (excluding the Corporation and its subsidiaries). For 1996, Mr. Ferguson received an annual incentive award in cash in the amount of $882,833, restricted NQSOs for 4,057 shares and share units for 2,433.76 shares. Mr. Ferguson also received a bonus under the five-year performance bonus program for the 1992 to 1996 performance period, which was awarded in cash in the amount of $219,661, restricted NQSOs for 377 shares and share units for 225.69 shares.

     In 1996, Mr. Ferguson also received NQSOs for 23,000 shares in accordance with the Corporation's practice of granting NQSOs on an annual basis. This grant was determined based upon an analysis of total compensation and stock option grant practices for CEOs of the companies reflected in the compensation surveys and in recognition of the Corporation's strong performance and the continued emphasis on creating stockholder value.

     CONCLUSION. The Committee believes that it is consistent with the long-term interests of stockholders for the Corporation to compensate the executive officers competitively when their performance meets or exceeds the high expectations of the Committee. The Committee believes the Corporation's current compensation program meets its objectives of appropriately aligning the interests of executive officers and stockholders.

     By the Compensation and Personnel Committee: Andrew W. Mathieson, Chairman, Walter M. Cabot, William C. Ferguson, Kay Koplovitz, Edward H. Malone, David E. McKinney

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change, over five years, in the Corporation's total stockholder return on Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the cumulative total return of a peer group index:

        Comparison of Five-Year Cumulative Total Return Among General Re
               Corporation, S&P 500 Index and Peer Group Index(1)

       MEASUREMENT PERIOD
     (FISCAL YEAR COVERED)              PEERS             S&P 500           GENERAL RE
'DEC. 31, 1991'                          100                100                100
1992                                     117                108                116
1993                                     128                118                109
1994                                     128                120                128
1995                                     200                165                162
'DEC. 31, 1996'                          257                203                168

---------------

(1) Assuming the investment of $100 in the Corporation's Common Stock, the Standard & Poor's 500 Index and the peer group index on December 30, 1991 and the reinvestment of all dividends. The peer group index combines the Standard & Poor's Multiline and Property/Casualty Indexes, except for the Corporation, and consists of the following companies: Allstate Corporation, American International Group, Chubb Corporation, CIGNA Corporation, ITT Hartford Group, Loews Corporation (CNA), MGIC Investment Corporation, Safeco Corporation, The St. Paul Companies, Travelers Group Inc. and the United States Fidelity & Guaranty Corporation. One corporation, Aetna Life & Casualty Company, included in the Standard & Poor's Multiline and Property/Casualty Indexes in 1995, is no longer included in the indexes and two corporations, MGIC Corporation and Travelers Group Inc., are now included in the indexes.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers and persons who own more than 10% of the Corporation's outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Corporation's Common Stock and other equity securities. Specific due dates for these records have been established and the Corporation is required to report in this proxy statement any failure to file by these dates in 1996. A transaction in the Corporation's Common Stock by Kay Koplovitz, a director of the Corporation, which should have been reported in December 1996, was reported in February 1997.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has recommended to the Board that Coopers & Lybrand LLP be selected as the Corporation's principal independent public accountants. The Board selected Coopers & Lybrand LLP to audit the financial statements of the Corporation and its domestic subsidiaries for fiscal year 1997. This selection is being presented to the stockholders for their ratification at this annual meeting. The firm of Coopers & Lybrand LLP has audited the Corporation's financial statements for more than 20 years.

     It is expected that representatives of Coopers & Lybrand LLP will attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate stockholder questions.

     Ratification of the selection of Coopers & Lybrand LLP as independent public accountants will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. The Board of Directors and management recommend a vote FOR ratification and, unless a stockholder signifies otherwise, the persons named in the proxy will so vote.

OTHER MATTERS

     The Board of Directors and management of the Corporation do not know of any other matters to be presented for action at the meeting. Should any other matters come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

     The expense of proxy solicitation will be borne by the Corporation. Proxies will be solicited on behalf of the directors by Georgeson & Co. Inc. for a fixed fee which will not exceed $13,000. In addition, expenses incurred by Georgeson & Co. Inc. will be reimbursed by the Corporation. Proxies may also be solicited in person or by telephone or telegraph by officers or regular employees of the Corporation and its subsidiaries.

     In order for stockholder proposals for the 1998 annual meeting of stockholders to be eligible for inclusion in the Corporation's proxy statement, they must be received by the Corporation at its principal office in Stamford, Connecticut, prior to November 29, 1997.

                                           Charles F. Barr
                                           Secretary

March 28, 1997

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                                                         PROXY/DIRECTION CARD
                             GENERAL RE CORPORATION
                              695 EAST MAIN STREET
                        STAMFORD, CONNECTICUT 06904-2351

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Revoking any such prior appointment, the undersigned hereby appoints Ronald E. Ferguson, James E. Gustafson, Charles F. Barr, Elizabeth A. Monrad and Robert D. Graham, and each of them, attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the annual meeting of stockholders of General Re Corporation to be held at the offices of the Corporation, 695 East Main Street, Stamford, Connecticut, on Friday, May 23, 1997, at 9:00 A.M., and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

        This Proxy/Direction Card will be voted as directed. In addition, the named attorneys and agents will vote in their discretion on such other items as may properly come before the meeting. If this Proxy/Direction Card is signed and returned but no direction is made, it will be voted "FOR" all items set forth hereon. This Proxy/Direction Card also serves to instruct the trustees of the Employee Savings and Stock Ownership Plan of the Corporation on how to vote shares held by that plan.

        The Board of Directors recommends a vote "For" Items 1 and 2.

        The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such annual meeting.

    PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           (CONTINUED ON OTHER SIDE)
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      PLEASE MARK YOUR     -----                                      |
A [X] VOTES AS IN THIS    |                                           |
      EXAMPLE.            |                                            ----


                   FOR      WITHHELD
1. Election of    [   ]      [   ]               NOMINEES: Walter M. Cabot
   Directors                                               Ronald E. Ferguson
                                                           Donald J. Kirk


   FOR, EXCEPT VOTE WITHHELD FROM THE
        FOLLOWING NOMINEE(S).
   ----------------------------------
                                                   FOR    AGAINST   ABSTAIN
2. Approval of proposal to ratify the selection   [   ]    [   ]     [   ]
   of independent public accountants.




SIGNATURE(S):                                  Dated:                 , 1997
             -------------------------------         -----------------
NOTE: PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON. EXECUTORS,
      ADMINISTRATORS, TRUSTEES, GUARDIANS OR ATTORNEYS SHOULD SO INDICATE WHEN SIGNING. IF SIGNING FOR A CORPORATION, PLEASE INDICATE YOUR TITLE.

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